EXHIBIT 99.1

                                                                        IDW LOGO

                   International DisplayWorks, Inc. Announces
                          Record 3rd Quarter Revenues

        Sales Increase 103% and Net Income Increases 166% for the Quarter

FOR IMMEDIATE RELEASE
For additional information contact:
Tom Lacey, CEO                            or       Matthew Hayden or Brett Maas
International DisplayWorks, Inc.                   Hayden Communications, Inc.
(916) 797-6800                                     (843) 272-4653
                                                   matt@haydenir.com

ROSEVILLE, Calif., -- September 6, 2005-- International DisplayWorks, Inc. (IDW) (NASDAQ: IDWK), a manufacturer and designer of liquid crystal displays (LCDs), modules and assemblies, today announced financial results for the Company's third quarter of fiscal 2005 and first nine months ended July 31, 2005.

Third Quarter 2005/Nine Month Highlights:
o Revenues for the quarter increased 103 percent year-over-year to $23.6 million
o    Color displays represented 20% of total revenue for the quarter
o Net income for the quarter increased to $984,000, or $0.03 per diluted share
o    SG&A as percent of sales was reduced by 250 basis points sequentially
o    Year-to-date revenues increased 101 percent to $64.3 million
o Net income for nine months increased more than 5 times versus 2004 to $3.5 million, or $0.11 per diluted share

For the quarter, revenues were a record $23.6 million, an increase of 103 percent compared to the $11.6 million reported for the third quarter of fiscal 2004. The Company's gross profit increased 70 percent to $4.1 million, or 17.5 percent of sales, compared to a gross profit of $2.4 million, or 20.9 percent of sales, for the same period a year ago. The decrease in gross margin as a percent of sales was due to depreciation and utilities associated with the opening of the North Campus and the Beijing acquisition.

General and Administrative expenses decreased from 11 percent of sales, or $1.2 million, to eight percent of sales, or $1.8 million. The dollar increase was attributed to the Beijing factory acquisition and additional employees and employee related expenses, increased professional fees (in part due to outside consulting fees in connection with Sarbanes-Oxley Section 404 compliance), increased insurance costs, increased depreciation expense, which were all offset by favorable exchange rate expense and reduced bad debt expense. The Company reported operating income of $1.3 million; nearly triple the operating income of $444,000 for the third quarter last year. Net income was 984,000, or $0.03 per basic and fully diluted share, compared with net income of $370,000, or $0.01 per basic and fully diluted share last year. The fully diluted weighted average common shares outstanding were 32.7 million for the third quarter of fiscal 2005 versus 32.2 million for the same quarter last year.

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"We  reported  our ninth  sequential  quarter of  revenue  growth,  our  seventh consecutive quarter where revenues approximately doubled compared to the year ago period and our eighth consecutive quarter of profitability - our model continues to perform well," commented Tom Lacey, International DisplayWorks' chairman and Chief Executive Officer. "While our revenues were negatively impacted by an inventory issue with our largest customer, we are encouraged with the significant progress we made in the expansion and diversification of our customer base, including our entrance into several new product categories, including color. This ongoing diversification, coupled with our continued sales growth, should continue to minimize the impact one single customer may represent during a quarter. This was also our first quarter with measurable color shipments, as color represented more than 20 percent of our total revenue. These color LCD's will be utilized in a variety of applications, including printers and gaming devices for both the handheld and casino markets. Our successes were augmented this quarter with the successful integration of our recently acquired facility in Beijing and our ability to continue increase customer penetration."

For the nine month period ended July 31, 2005, the Company reported revenues of $64.3 million, and increase of 101.2 percent compared to the $32.0 million reported for the same period last year. Gross profit margin was $11.9 million, or 18.5 percent of net sales, compared to gross profit margin of $7.0 million, or 21.8 percent of sales for the same period last year. General and Administrative expenses were $5.5 million, or 8.6 percent of sales, compared to $3.6 million, or 11.2 percent of sales, for the same period last year. Operating income for the year-to-date period was $3.9 million compared to $813,000. Net income was $3.5 million, or $0.11 per basic and fully diluted share, compared with net income of $543,000, or $0.02 per basic and fully diluted share last year. The fully diluted weighted average common shares outstanding were 32.3 million for the third quarter of fiscal 2005 versus 27.0 million for the same period last year.

The Company completed the third quarter with current assets totaling $39.8 million and current liabilities totaling $32.3 million, resulting in a current ratio of 1.23:1. At the end of quarter, the Company's credit line totaled $13.3 million, $8 million of which was utilized to complete recent acquisition of the Beijing operation, with $1.2 million of the remaining $6.7 million still available to the company for working capital purposes. Shareholders' equity increased 19 percent to $34.8 million at July 31, 2005 from $29.1 million at October 31, 2004.

Jeff Winzeler, the Company's chief financial officer, commented, "Revenue grew both sequentially and year-over-year, continuing our growth trajectory. We experienced a delay related to inventory issues at our largest single customer, accounting for the majority of the variance in our actual revenues for the quarter versus our prior expectations. Gross margins were inline with our expectations despite the increased startup costs for our new facility and as we previously noted, we anticipate improvements as revenues continue to increase across the relatively fixed cost base. Overall profitability of the business during the quarter was solid and represented a material increase from last year. We continue to see long-term opportunities to streamline the business, leverage costs, improve working capital and grow earnings significantly. At this point our revenue guidance range for our 4th fiscal quarter is $22.5M - $25M. We will again deliver substantial revenue growth vs. year ago quarter and we hope to produce another quarter of record revenues." Mr. Lacey concluded, "We continue to win business with top tier manufacturers and are well positioned to capitalize on the strong growth in small form factor color and monochrome LCD displays. Recent contract wins during the quarter with, several large and well known companies is evidence that our strategy is working and our value proposition is resonating with customers. Our North Campus yields exceeded 75 percent during the quarter and we still see opportunities to further improve this metric. In summary, we have made significant progress in our growth strategy, are clearly at an inflection point in the business and have a lot to accomplish during the remainder of this calendar year."

Recent Highlights

     o    Integrated  the  acquisition  of  Three  Five  Systems  facilities.
     o Increased the total number and penetration of existing and new customers.
     o    Dramatically grew revenues while improving profitability.
     o In July, the Company announced it has been included in the Russell 3000 Index, which measures the performance of the 3,000 largest U.S. companies based on total market capitalization, as well as the Russell 2000(R) Index, which is a subset of the Russell 3000 Index, and the Russell Microcap Index, which includes the smallest 1000 companies in the Russell 2000 Index plus the 1,000 largest companies below the minimum market capitalization level of the index. International DisplayWorks is also included in the "Growth" component of both the Russell 3000 and Russell 2000.

Teleconference Information
Management will discuss the results in a conference call today at 4:30 p.m. EST. Interested parties should call 888-823-7457 if calling within the United States or 973-582-2718 if calling internationally. There will be a playback available until September 13, 2005. To listen to the playback, please call 877-519-4471 if calling within the United States or 973-341-3080 if calling internationally. Please use pass code 6391310 for the replay. This call is being web cast by ViaVid Broadcasting and can be accessed at International DisplayWorks' website at www.idwk.com. The web cast may also be accessed at ViaVid's website at www.viavid.net. The web cast can be accessed until October 6, 2005 on either site.To access the web cast, you will need to have the Windows Media Player on your desktop. For the free download of the Media Player please visit: http://www.microsoft.com/windows/windowsmedia/en/download/default.asp.

About International DisplayWorks
International DisplayWorks, Inc. is a manufacturer and designer of high quality liquid crystal displays, modules and assemblies for a variety of customer needs including OEM applications. IDW operates 466,000 square feet of manufacturing facilities in the People's Republic of China (PRC). Sales offices are located in US, Europe, Hong Kong, Singapore, and China. Copies of IDW's 10-K and other documents as filed with the SEC are available through a link on our web site: www.idwk.com.

NOTE: The foregoing is news relating to International DisplayWorks, Inc. ("IDW") and contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. When used in this release, the words "anticipate," "believe," "estimate," "expect" and similar expressions as they relate to IDW or its management, including without limitation, IDW and its subsidiaries, are intended to identify such forward-looking statements. IDW's actual results, performance or achievements could differ materially from the results expressed in, or implied by these forward-looking statements. For more detailed information the reader is referred to IDW's 10-K and other related documents filed with the Securities and Exchange Commission. This does not constitute an offer to buy or sell securities by the Company and is meant purely for informational purposes.




                                TABLES TO FOLLOW



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

                                        INTERNATIONAL DISPLAYWORKS, INC. AND SUBSIDIARIES
                                                   CONSOLIDATED BALANCE SHEETS
                                                          (in thousands)

                                                                                       ---------------------    -------------------
                                           ASSETS                                            July 31,              October 31,
                                           ------                                             2005
                                                                                            Unaudited                  2004
                                                                                       ---------------------    -------------------
Current assets:
     Cash and cash equivalents
        Cash in banks                                                                   $           6,079        $         8,187

        Cash in commercial paper                                                                        -                  1,999
                                                                                       ---------------------    -------------------
        Total cash and cash equivalents                                                             6,079                 10,186
     Accounts receivable,
         net of allowance for doubtful accounts of $82 and $101                                    21,937                 11,378
     Inventories                                                                                    9,362                  5,780
     Prepaid expense and other current assets                                                       2,419                  1,160
                                                                                       ---------------------    -------------------
        Total current assets                                                                       39,797                 28,504
                                                                                       ---------------------    -------------------

Property, plant and equipment at cost, net                                                         27,311                 16,418
                                                                                       ---------------------    -------------------
        Total assets                                                                     $         67,108         $       44,922
                                                                                       =====================    ===================

                            LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
     Accounts payable                                                                    $         12,638         $        7,236
     Accrued liabilities                                                                            3,856                  3,588
     Line of credit                                                                                13,251                  4,398
     Current portion of long term debt                                                              2,565                    496
                                                                                       ---------------------    -------------------
        Total current liabilities                                                                  32,310                 15,718


Long-term debt, net of current portion                                                                  5                     70
                                                                                       ---------------------    -------------------

        Total liabilities                                                                          32,315                 15,788
                                                                                       ---------------------    -------------------

Commitments and contingencies

Shareholders' equity
     Preferred stock, par $0.001, 10,000,000 shares authorized, none issued
     Common stock, par $0.001, 100,000,000 shares authorized
        31,706,706 and 30,573,383  shares issued and outstanding
        at July 31, 2005 and October 31, 2004 respectively                                         31,707                 30,573
     Paid in capital                                                                               35,591                 35,069
     Accumulated deficit                                                                          (33,106)               (36,579)
     Cumulative translation adjustment                                                                601                     71
                                                                                       ---------------------    -------------------
        Total shareholders' equity                                                                 34,793                 29,134
                                                                                       ---------------------    -------------------
        Total liabilities and shareholders' equity                                       $         67,108         $       44,922
                                                                                       =====================    ===================

                            The accompanying notes are an integral part of these financial statements

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                                    INTERNATIONAL DISPLAYWORKS, INC. AND SUBSIDIARIES
                                          CONSOLIDATED STATEMENTS OF OPERATIONS
                                     (in thousands, except Share and per share data)

                                                      For Nine Months Ended                 For Three Months Ended
                                               -------------------------------------  ------------------ ------------------
                                                 July 31, 2005      July 31, 2004      July 31, 2005      July 31, 2004
                                                   Unaudited          Unaudited          Unaudited          Unaudited
                                               ------------------ ------------------ ------------------ ------------------


     Sales                                       $        64,323    $        31,975      $      23,600      $      11,620
Cost of goods sold                                        52,423             24,997             19,463              9,186
                                               ------------------ ------------------ ------------------ ------------------
     Gross profit                                         11,900              6,978              4,137              2,434
                                               ------------------ ------------------ ------------------ ------------------
Operating expenses:

     General and administrative                            5,532              3,579              1,837              1,234
     Selling, marketing and customer service               1,918              1,507                745                633
     Engineering, advanced design and
        product management                                   525                454                273                123
     Litigation settlement                                     -                625                  -                  -
                                               ------------------  ----------------- ------------------ ------------------
            Total operating expenses                       7,975              6,165              2,855              1,990
                                               ------------------ ------------------ ------------------ ------------------
            Operating income (loss)                        3,925                813              1,282                444
                                               ------------------ ------------------ ------------------ ------------------
Other income (expense):
     Interest expense                                      (426)              (333)              (248)               (84)
     Other income (expense)                                 (27)                 63               (50)                 10
                                               ------------------ ------------------ ------------------ ------------------
            Total other income (expense)                   (453)              (270)              (298)               (74)
                                               ------------------ ------------------ ------------------ ------------------
            Income (loss) from continuing operations
               before income taxes                         3,472                543                984                370
                                               ------------------ ------------------ ------------------ ------------------
            Provision for income taxes                         -                  -                  -                  -
                                               ------------------ ------------------ ------------------ ------------------
            Net income (loss)                     $        3,472   $            543     $          984   $             370
                                               ================== ================== ================== ==================

Basic and diluted loss per common share
        Basic                                     $         0.11   $           0.02     $         0.03   $            0.01
                                               ================== ================== ================== ==================
        Diluted                                   $         0.11   $           0.02     $         0.03   $            0.01
                                               ================== ================== ================== ==================

Weighted average common shares outstanding
        Basic                                         31,282,781         24,730,165         31,700,406         29,960,175

        Diluted                                       32,326,370         26,962,928         32,743,995         32,192,938
                                               ================== ================== ================== ==================

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